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                                                                    Exhibit 23.2


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Inland Steel Industries, Inc. of our report dated February 18, 1998 appearing on page 7 of
Exhibit 99, "Financial Information," of the Ryerson Tull, Inc. Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 12 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP


January 26, 1999